Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

NORTHWEST PIPE COMPANY

and

CENTRIC PIPE, LLC

dated as of

March 28, 2014

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 28, 2014, is entered into between Northwest Pipe Company, an Oregon corporation (“Seller”), and Centric Pipe, LLC, a Texas limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller has facilities located at 6307 Toledo Street, Houston, Texas 77008 (the “Texas Facility”) and 430 Hamilton Road, Bossier City, Louisiana 71111 (the “Louisiana Facility”; together with the Texas Facility, the “Manufacturing Facilities”) which engage in the manufacture and sale of Oil Country Tubular Goods. The business conducted at the Manufacturing Facilities as of the Closing Date is herein referred to as the “Business.”

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and liabilities of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounting Firm” has the meaning set forth in Section 2.6(c).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“API” means American Petroleum Institute.

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet” has the meaning set forth in Section 4.4.

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“Balance Sheet Date” has the meaning set forth in Section 4.4.

“Basket” has the meaning set forth in Section 10.4(a).

“Benefit Plan” has the meaning set forth in Section 4.16(a).

“Bill of Sale” has the meaning set forth in Section 3.2(a)(i).

“Books and Records” has the meaning set forth in Section 2.1(l).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Portland, Oregon, are authorized or required by Law to be closed for business.

“Business Overlap” has the meaning set forth in Section 8.1(b).

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 3.2(b)(vi).

“Buyer Indemnification Claim” has the meaning set forth in Section 10.6(a).

“Buyer Indemnitee” has the meaning set forth in Section 10.2.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601, et seq.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Schedule” has the meaning set forth in Section 2.6(a).

“Closing Indebtedness” means any amount owed (including unpaid interest or premium thereon) pursuant to that certain Lease Agreement, dated September 1, 2009, among GE Government Finance, Inc., as Bondholder, Caddo-Bossier Parishes Port Commission, as Issuer and Northwest Pipe Company, as Lessee.

“Closing Net Working Capital Amount” means, as of 11:59:59 p.m. on the day immediately preceding the Closing Date and calculated using those policies, conventions, methodologies and procedures as applied in the preparation of the Estimated Net Working Capital Amount, (i) the aggregate dollar amount of all combined assets properly characterized as current assets of the Business, less (ii) the aggregate dollar amount of all combined liabilities properly characterized as current liabilities of the Business (but excluding the current portion of any Closing Indebtedness and any accruals related to Retention Agreement Obligations, which are being paid off by Seller at Closing).

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“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 8.1(e).

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of January 9, 2013, between Buyer and Seller.

“Contracts” means all written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 10.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.6(b)(ii).

“Dollars,” “$” or “USD” means the lawful currency of the United States.

“Drop Dead Date” means two Business Days from the date hereof.

“Employee” or “Employees” means those Persons employed by Seller who worked exclusively or predominantly for the Business immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other Legal Proceeding by any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601, et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as

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amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401, et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651, et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” has the meaning set forth in Section 2.5(c).

“Escrow Agreement” has the meaning set forth in Section 2.5(c).

“Escrow Fund” has the meaning set forth in Section 2.5(c).

“Estimated Net Working Capital Amount” means $37,008,439, which represents Seller’s estimate of, as of 11:59:59 p.m. on March 24, 2014, (i) the aggregate dollar amount of all combined assets properly characterized as current assets of the Business, including the Estimated Inventory Valuation, less (ii) the aggregate dollar amount of all combined liabilities properly characterized as current liabilities of the Business (but excluding the current portion of any Closing Indebtedness and any accruals related to Retention Agreement Obligations, which are being paid off by Seller at Closing). The calculation of the Estimated Net Working Capital Amount, and the policies, conventions, methodologies and procedures as applied in the preparation of the Estimated Net Working Capital Amount, is set forth on Schedule 1.1(a).

“Estimated Inventory Valuation” means $32,388,118, which represents Seller’s estimate of the value of the Inventory as of 11:59:59 p.m. on March 24, 2014, based upon a valuation methodology agreed upon by Buyer and Seller, and which is set forth on Schedule 1.1(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Expert Calculations” has the meaning set forth in Section 2.6(c).

“Final Purchase Price” has the meaning set forth in Section 2.7.

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“Financial Reports” has the meaning set forth in Section 4.4.

“FIRPTA Certificate” means a certificate duly executed by Seller pursuant to Treasury Regulations Section 101445-2(b) stating that Seller is not a foreign person within the meaning of Section 1445 of the Code.

“Fundamental Representations” means the representations and warranties made by the Seller in Section 4.1 (Organization and Qualification of Seller), Section 4.2 (Authority of Seller), Section 4.3 (No Conflicts; Consents), Section 4.7 (Title To and Sufficiency of Assets), Section 4.16 (Employee Benefit Matters), Section 4.19 (Taxes) and Section 4.20 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Green Pipe” means casing and tubing, other than J55 and NW 80, which has not been subjected to heat treatment.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Illustrative Allocation” has the meaning set forth in Section 2.7.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Insurance Policy” has the meaning set forth in Section 4.18.

“Intellectual Property” means, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development,

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know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of Seller used in connection with the Business, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) all Software and Technology.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is exclusively or predominantly used in connection with the Business.

“Inventory” has the meaning set forth in Section 2.1(b).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Authority.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Line Pipe” means welded or seamless pipe typically joined together for construction of a pipeline to convey gas, oil, or water.

“Line Pipe Business” means Seller’s line pipe business based in Atchison, Kansas.

“Losses” means actual damages, liabilities, costs or expenses, including reasonable attorneys’ fees, but excluding punitive, incidental, consequential, special or indirect damages (including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple).

“Louisiana Deed” has the meaning set forth in Section 3.2(a)(iii).

“Louisiana Facility” has the meaning set forth in the recitals.

“Manufacturing Facilities” has the meaning set forth in the recitals.

“Master Leases” has the meaning set forth in Section 2.8(a). “Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the

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Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates that do not disproportionately affect the Business; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates that do not disproportionately affect the Business; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof that do not disproportionately affect the Business; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof that do not disproportionately affect the Business; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (viii) any natural or man-made disaster or act of God that does not disproportionately affect the Business; (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions; or (x) any investigation, determination, vote or outcome with respect to any trade case contemplated by the U.S. International Trade Commission.

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Net Working Capital Dispute Notice” has the meaning set forth in Section 2.6(b)(ii).

“Net Working Capital Review Period” has the meaning set forth in Section 2.6(b)(ii).

“Oil Country Tubular Goods” means the casing and tubing used in producing gas and oil and the couplings associated therewith. For the avoidance of any doubt, “Oil Country Tubular Goods” for purposes of this Agreement shall not include Line Pipe.

“Operational Documents” has the meaning set forth in Section 2.2(d).

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practices during the twelve months prior to the date hereof.

“Payoff Letters” has the meaning set forth in Section 2.5(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances on the Texas Real Property and all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Buyer, or as set forth on Schedule 1.1(b), with respect to the Purchased Real Property, (b) liens for Taxes not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings provided an appropriate

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reserve is established therefor, (c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business which are not material to the business, operations and financial condition of the Purchased Real Property or Texas Real Property and which do not render title for the Purchased Real Property unmarketable, (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and set forth on Schedule 1.1(b), and (e) any other non-material defects, exceptions, restrictions, easements, rights of way and encumbrances (provided however that for purposes of this subsection (e), any Encumbrances arising from payment obligations of Seller to a third party shall be deemed material).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchase Price Allocation Statement” has the meaning set forth in Section 2.7.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Intellectual Property” has the meaning set forth on Schedule 1.1(c). For the avoidance of any doubt, the Purchased Intellectual Property does not include: (a) the Seller Mark or any derivations thereof, whether or not exclusively or predominantly used in the Business, (b) any Intellectual Property that is used by Seller in its businesses as a whole or is otherwise not exclusively or predominantly used in the Business, or (c) any Operational Documents, whether or not exclusively or predominantly used in the Business.

“Purchased Real Property” has the meaning set forth in Section 2.1(f).

“Qualified Benefit Plan” has the meaning set forth in Section 4.16(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” has the meaning set forth in Section 3.2(a)(xiii).

“Restricted Business” has the meaning set forth in Section 8.1(a).

“Restrictive Covenant” has the meaning set forth in Section 12.5.

“Retention Agreement Obligations” means the obligations for payment pursuant to the Contracts set forth on Schedule 1.1(d).

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“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 3.2(a)(ix).

“Seller Indemnitee” has the meaning set forth in Section 10.3.

“Seller Mark” has the meaning set forth in Section 8.8(a).

“Seller Product” or “Seller Products” means any product (i) that is currently designed, engineered, fabricated, manufactured, produced, sold, serviced, distributed, repaired, delivered, installed, constructed, managed, erected, maintained or supplied by Business, or (ii) that is currently contemplated to be designed, engineered, fabricated, manufactured, produced, sold, serviced, distributed, repaired, delivered, installed, constructed, managed, erected, maintained or supplied by Business.

“Seller’s Knowledge” or any other similar knowledge qualification, means with respect to Scott Montross, Bob Mahoney, Robin Gantt, Rich Baum, Scott Monte, Frank Knafelc, Martin Dana, and Duke Watson, such individual is actually aware of such fact or other matter.

“Shared Services” has the meaning set forth in Section 2.2(l).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Splendora” means Splendora Pipe Services, LLC, a Texas limited liability company.

“Splendora Assignment Agreement” means that certain agreement between Seller, Buyer and Splendora with respect to the Splendora Servicing Agreements in the form attached hereto as Exhibit A.

“Splendora Notes” means (i) the note issued to Seller by Splendora dated April 1, 2013, in the principal amount of $5,700,000, and (ii) the note issued to Seller by Splendora, dated February 24, 2012, in the principal amount of $1,000,000.

“Splendora Notes Option” means that certain agreement between Seller and Buyer with respect to the Splendora Notes in the form attached hereto as Exhibit B.

“Splendora Servicing Agreements” means (i) that certain Master Services Agreement, by and between Seller and Splendora, dated as of April 1, 2013, and (ii) that certain Master Services Agreement, by and between Seller and Splendora, dated as of February 24, 2012.

“Tangible Personal Property” has the meaning set forth in Section 2.1(e).

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by Seller in the Business.

“Texas Facility” has the meaning set forth in the recitals.

“Texas Real Property” has the meaning set forth in Section 2.2(q).

“Texas Real Property Agreements” means, collectively, (i) the Texas Real Property Lease and (ii) the Texas Real Property Option Agreement.

“Texas Real Property Lease” means certain Industrial Lease Agreement between Seller and Buyer with respect to the Texas Real Property in the form attached hereto as Exhibit C.

“Texas Real Property Option Agreement” means that certain Purchase Option Agreement with respect to the Texas Real Property in the form attached hereto as Exhibit D.

“Third Party Claim” has the meaning set forth in Section 10.5(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Louisiana Deed, the Transition Services Agreement, the Splendora Notes Option, the Splendora Assignment Agreement, the Escrow Agreement, the Texas Real Property Agreements and the other agreements, instruments and documents required to be delivered at the Closing.

“Transferred Employee” has the meaning set forth in Section 9.1(a).

“Transition Services Agreement” has the meaning set forth in Section 3.2(a)(iv).

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“Unresolved Claims” has the meaning set forth in Section 10.6(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Buyer all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Encumbrances except for Permitted Encumbrances. “Purchased Assets” shall mean (i) the Louisiana Facility, including all of the real and personal property used at the Louisiana Facility (other than the Excluded Assets), (ii) all personal property (but no real property) used at the Texas Facility (other than the Excluded Assets), and (iii) the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller exclusively or predominantly used in the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (other than the Excluded Assets). Purchased Assets includes, without limitation, each of the following:

(a) all accounts or notes receivable of the Business other than the Splendora Notes;

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”);

(c) all Contracts (including the Splendora Servicing Agreements) set forth on Schedule 2.1(c) (collectively, the “Assigned Contracts”);

(d) the Purchased Intellectual Property;

(e) all furniture, equipment (including, without limitation, any mechanical manufacturing equipment bolted, fastened, or otherwise attached to the Texas Real Property), supplies and other tangible personal property of the Business located at the Texas Facility or Louisiana Facility, other than Excluded Assets (the “Tangible Personal Property”);

(f) all rights of Seller under the real property associated with the Louisiana Facility, together with all improvements, fixtures, and other appurtenances thereto and rights in respect thereof (the “Purchased Real Property”);

(g) all Permits associated with the Purchased Real Property or Louisiana Facility, including Environmental Permits, listed on Schedule 2.1(g), but only to the extent such Permits may be transferred under applicable Law;

(h) all prepaid expenses, credits, advance payments, security deposits, charges, sums and fees to the extent related to any Purchased Assets;

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(i) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets, including, without limitation, the claims set forth on Schedule 2.1(i);

(j) all rights of Seller arising under any and all mechanic’s liens, materialman’s liens or financing statements held or recorded by Seller in any jurisdiction with respect to any finished goods sold to any Person with respect to which there is an outstanding account receivable of the Business as of the Closing Date;

(k) all rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees (including former employees) and agents of Seller or with third parties to the extent exclusively or predominantly relating to the Business or the Purchased Assets (or any portion thereof);

(l) originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that exclusively or predominantly relate to the Business or the Purchased Assets, wherever located, other than books and records set forth in Section 2.2(e) and any books or records that are used by Seller in its businesses as a whole or are otherwise not exclusively or predominantly used by the Business (collectively, the “Books and Records”); and

(m) all goodwill associated with any of the assets described in the foregoing clauses.

2.2 Excluded Assets. Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

(a) all cash and cash equivalents, bank accounts and securities of Seller;

(b) all Contracts that are not Assigned Contracts;

(c) all Intellectual Property other than the Purchased Intellectual Property, including but not limited to the Intellectual Property used in the Business and set forth on Schedule 2.2(c);

(d) all quality assurance, safety, and human resources manuals and other materials used by Seller in its businesses as a whole or otherwise (collectively, “Operational Documents”), including but not limited to the Operational Documents used in the Business and set forth on Schedule 2.2(d), subject to the terms of Section 8.8;

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(e) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(f) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(g) all Benefit Plans and trusts or other assets attributable thereto;

(h) all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(i) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(j) all assets, properties and rights associated with Seller’s business as operated at the Seller’s facility in Atchison, Kansas, including but not limited to all assets, properties and rights used primarily by its sales force for the Atchison, Kansas facility located at the Texas Facility, including but not limited to such assets set forth on Schedule 2.2(j);

(k) all assets, properties and rights used by Seller in its businesses other than the Business or in its business as a whole or otherwise not exclusively or predominantly used in the Business, to the extent not already excluded pursuant to this Section, including but not limited to all assets, properties and rights used primarily by Seller’s water transmission business;

(l) all assets, properties and rights related to the corporate services shared by the Business and Seller’s other operations, including services related to accounting, purchasing, quality control, information technology, and human resources (collectively, the “Shared Services”), subject to the Transition Services Agreement;

(m) the assets, properties and rights specifically set forth on Schedule 2.2(m);

(n) the Splendora Notes;

(o) any certifications associated with the Business that are specific to Seller, including the API Certification;

(p) the rights which accrue or will accrue to Seller under the Transaction Documents;

(q) all of the owned or leased real property associated with the Texas Facility, together with all improvements, fixtures (other than mechanical manufacturing equipment that may be considered fixtures due to the fact that such equipment is attached to the improvements) and other appurtenances thereto and rights in respect thereof (the “Texas Real Property”); and

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(r) any Permits, including Environmental Permits, exclusively associated with the Texas Facility, including but not limited to those set forth on Schedule 2.2(r).

2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due, effective as of the Closing, only the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):

(a) all liabilities to the extent reflected in the Closing Net Working Capital Amount (including trade accounts payable to third parties in connection with the Business that remain unpaid as of the Closing Date and deferred revenue items related to Inventory and included in the Closing Net Working Capital Amount);

(b) all liabilities and obligations arising under or relating to the Assigned Contracts arising after the Closing (except to the extent arising out of a breach or default by Seller under an Assigned Contract);

(c) except for the Retention Agreement Obligations, and as specifically provided in Article IX, all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing;

(d) subject to Section 8.7, all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 8.3;

(e) subject to any indemnification obligations arising from the representations and warranties set forth herein, all liabilities to the extent arising out of or otherwise related to the Louisiana Facility or Purchased Real Property (or any condition thereon), including (A) the Release or continuing Release of any Hazardous Material, regardless of when or by whom and (B) any noncompliance with Environmental Laws;

(f) All liabilities of Buyer or Seller with respect to the WARN Act relating to or arising from the Manufacturing Facilities; and

(g) all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing, including to the extent arising out of or otherwise related to the Purchased Real Property (or any condition thereon).

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2.4 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform, satisfy or discharge any Excluded Liabilities. Seller shall timely pay, perform, satisfy or discharge, in accordance with their respective terms, all Excluded Liabilities. “Excluded Liabilities” shall mean all liabilities of Seller arising out of, relating to or otherwise in respect of the Business on or before the Closing Date other than the Assumed Liabilities and all other liabilities of Seller other than the Assumed Liabilities, including, without limitation, the following liabilities:

(a) any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date (other than trade accounts payable to third parties in connection with the Business that remain unpaid as of the Closing Date and deferred revenue items related to Inventory and included in the Closing Net Working Capital Amount);

(b) any liabilities or obligations relating to or arising out of the Excluded Assets;

(c) subject to Section 8.7, any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Seller (other than Taxes allocated to Buyer under Section 8.3 and property taxes payable, accrued and included in the Closing Net Working Capital Amount) for any taxable period;

(d) except as specifically provided in Article IX, any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Closing Date, including, the Retention Agreement Obligations, or (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date, except to the extent included in the Closing Net Working Capital Amount;

(e) all liabilities arising out of, under or in connection with contracts that are not Assigned Contracts and, with respect to Assigned Contracts, liabilities in respect of a breach by or default of Seller accruing under any such Assigned Contract with respect to any period prior to the Closing Date; and

(f) any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

2.5 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $42,880,439 USD (the “Purchase Price”), which includes $200,000 in consideration of the Real Property Option (the “Option Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as follows:

(a) $38,580,439USD, less an amount equal to the sum necessary to pay off and release the Closing Indebtedness, shall be paid to Seller by wire transfer of immediately available funds to an account designated in writing on the date hereof;

(b) The Closing Indebtedness shall be paid by wire transfer of immediately available funds pursuant to the payoff letters provided by Seller no later than three (3) Business Days prior to the Closing Date, in form and substance reasonably acceptable to the Buyer, addressed to the Buyer (or on which the Buyer is otherwise expressly granted the right to rely), signed by the Person to which such Closing Indebtedness is payable, setting forth, among other things, (i) the amount required to pay off in full at the Closing Date all amounts owing in connection with such Closing Indebtedness (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties), (ii) wire transfer instructions for the

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payment of such amount, and (iii) the commitment to release all Encumbrances, if any, which such Person may hold on any of the Purchased Assets within a designated time period after the Closing Date subject to receipt of the amount set forth therein (such payoff letter(s), the “Payoff Letters”).

(c) $4,300,000USD (the “Escrow Fund”) shall be delivered to Wells Fargo, N.A. (the “Escrow Agent”) to hold in accordance with the terms of the escrow agreement executed on the date hereof by Buyer, Seller and the Escrow Agent in the form attached hereto as Exhibit E (the “Escrow Agreement”), for the purpose of paying (i) indemnification claims in accordance with Article X and (ii) any Closing Net Working Capital Amount owed to Buyer in accordance with Section 2.6(d)(i). The Escrow Agreement shall provide that any funds not subject to a pending Direct Claim or Third Party Claim remaining in the Escrow Fund after 12 months from the date of the Closing Date shall be released to Seller.

2.6 Purchase Price Adjustment.

(a) Calculation. As promptly as practicable, but in no event later than 60 days following the Closing Date, Buyer shall, at its expense, (i) cause to be prepared the Closing Net Working Capital Amount (the “Closing Date Schedule”) setting forth in reasonable detail Buyer’s calculation of the Closing Net Working Capital Amount, and (ii) deliver to Seller the Closing Date Schedule, together with a certificate of Buyer executed on its behalf by its Chief Financial Officer confirming that the Closing Date Schedule was properly prepared in good faith and in accordance with the policies, conventions, methodologies and procedures as applied in the preparation of the Estimated Net Working Capital Amount. The Closing Net Working Capital Amount shall only be adjusted from the Estimated Net Working Capital Amount to take into account the difference between the actual current assets or current liabilities upon which such Estimated Net Working Capital Amount was based and the actual current assets or current liabilities upon which the Closing Date Schedule was based, and shall not otherwise be changed with respect to any valuation of such underlying assets or the methodology of calculation described in Schedule 1.1(a).

(b) Review.

(i) From and after the delivery of the Closing Date Schedule, Buyer shall provide Seller and any accountants or advisors retained by Seller with reasonable access, during normal business hours, to the relevant books and records of Buyer used by the Buyer in the preparation of, or otherwise reasonably relevant to, the Closing Net Working Capital Amount and the Closing Date Schedule for the purposes of: (A) enabling Seller and its accountants and advisors to calculate, and to review Buyer’s calculation of, the Closing Net Working Capital Amount, and (B) identifying any dispute related to the calculation of any of the Closing Net Working Capital Amount in the Closing Date Schedule. The fees and expenses of any such accountants and advisors retained by Seller shall be paid by Seller.

(ii) If Seller disputes the calculation of the Closing Net Working Capital Amount set forth in the Closing Date Schedule, then the Seller shall deliver a written notice (a “Net Working Capital Dispute Notice”) to Buyer and the Escrow Agent at any time during the 30-day period commencing upon receipt by the Seller of the Closing Date Schedule

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(the “Net Working Capital Review Period”). The Net Working Capital Dispute Notice shall specifically set forth (A) those items or amounts as to which Seller disputes (the “Disputed Amounts”) and (B) the basis for the dispute of any such item or amount in reasonable detail. Upon receipt of the Net Working Capital Dispute Notice, with the exception of the Disputed Amounts, Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Date Schedule and Buyer’s calculation thereof (except to the extent affected by the Disputed Amounts). If Seller does not deliver to Buyer a Net Working Capital Dispute Notice within the Net Working Capital Review Period, then the Closing Net Working Capital Amount set forth in the Closing Date Schedule shall be deemed final and binding upon the parties.

(c) Dispute Resolution. If Seller delivers a Net Working Capital Dispute Notice to Buyer prior to the expiration of the Net Working Capital Review Period, then Buyer and Seller shall use commercially reasonable efforts to reach an agreement on the Disputed Amounts. If Buyer and Seller are unable to reach agreement on the Disputed Amounts within 30 days after the end of the applicable Net Working Capital Review Period, either party shall have the right to refer such dispute to an accounting firm to be mutually agreed upon by Buyer and Seller (such firm, or any successor thereto, being referred to herein as the “Accounting Firm”) after such 30th day. In connection with the resolution of any such dispute by the Accounting Firm: (i) each of Buyer and Seller shall be permitted to submit a proposed Closing Date Schedule, and applicable supporting documentation, (ii) the Accounting Firm shall determine the Disputed Amounts in accordance with the terms of this Agreement within 30 days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to Buyer, Seller and the Escrow Agent and (iii) the determination made by the Accounting Firm of the Disputed Amount shall be final and binding on Buyer and Seller for all purposes of this Agreement. In calculating the Disputed Amount, the Accounting Firm (w) shall act as an expert and not as an arbitrator, (x) shall be limited to addressing any particular disputes referred to in the applicable Dispute Notice and (y) such calculation shall, with respect to any Disputed Amounts, be no greater than the higher amount calculated by Buyer or Seller, and no less than the lower amount calculated by Buyer or Seller, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between the Disputed Amounts reflected therein and Buyer’s initial calculation of Closing Net Working Capital Amount. The fees and expenses of the Accounting Firm shall be borne equally by Buyer and Seller.

(d) Payment Upon Final Determination of Adjustments.

(i) If the Closing Net Working Capital Amount, as finally determined in accordance with this Section 2.6, is less than the Estimated Net Working Capital Amount, then Seller shall cause to be paid to (or as directed by) Buyer the amount of such difference no later than five (5) Business Days after such determination. In the event that Seller does not cause the amount of such difference to be paid to Buyer within five (5) Business Days after such determination, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay an amount equivalent to such difference from the Escrow Fund and Seller shall replenish an equivalent amount to the Escrow Fund within five (5) Business Days from the date of any such payment to Buyer.

(ii) If the Closing Net Working Capital Amount, as finally determined in accordance with this Section 2.6, is greater than the Estimated Net Working Capital Amount, then Buyer shall cause to be paid to (or as directed by) the Seller, the amount of such excess no later than five (5) Business Days after such determination.

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2.7 Purchase Price Allocation. The Purchase Price as finally adjusted pursuant to Section 2.6, and without including the Option Price, is referred to herein as the “Final Purchase Price.” No later than three (3) days prior to the Closing Date, Buyer and Seller shall: (a) mutually agree on the manner in which the Purchase Price (based on the Estimated Net Working Capital Amount) plus other amounts treated as consideration for federal income tax purposes will be allocated among the Purchased Assets and the covenants described in Section 8.1 in a manner consistent with Section 1060 of the Code; and (b) memorialize such agreement in an illustrative allocation of the Purchase Price among the Purchased Assets (the “Illustrative Allocation”), which shall set forth those methodologies, policies, procedures, practices, estimation techniques, assumptions and principles used in the Illustrative Allocation (such Illustrative Allocation to be delivered at Closing pursuant to Article 3). Within sixty (60) days following the date that the Final Purchase Price is finally determined pursuant to Section 2.6, Buyer shall deliver to Seller a statement allocating the Final Purchase Price plus other amounts treated as consideration for federal income tax purposes among the Purchased Assets and the covenants described in Section 8.1 (the “Purchase Price Allocation Statement”), which shall be prepared in a manner consistent with the Illustrative Allocation. If within thirty (30) Business Days after receipt of the Purchase Price Allocation Statement, the Seller notifies the Buyer in writing that the Seller objects to one or more items reflected in such Purchase Price Allocation Statement (provided such objection is based on the application of the methodologies, policies, procedures, practices, estimation techniques, assumptions and principles used in the Illustrative Allocation and not the allocation itself), Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller do not resolve such dispute within thirty (30) days, they shall refer such dispute to the Accounting Firm for resolution pursuant to the same procedures set forth in Section 2.6(c). Seller and Buyer shall file all Tax Returns (including IRS Form 8594) in a manner consistent with the Purchase Price Allocation Statement, and Seller and Buyer shall not take any position inconsistent with such Purchase Price Allocation Statement on any Tax Return or otherwise, unless required to do so by applicable law or a “determination” within the meaning of Section 1313(a)(1) of the Code.

2.8 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.8, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. For a period of one year after the Closing, at Seller’s expense, Seller shall cooperate with Buyer to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any

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material Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for all liabilities and obligations, and shall enjoy the benefit of all rights, arising thereunder, from and after the Closing Date. Notwithstanding the foregoing, Buyer agrees and acknowledges that of the consents listed on Schedule 4.3, Seller shall only be obligated to obtain the Required Consents. Furthermore, as promptly as possible after the Closing, with respect to the Material Contracts set forth on Schedule 2.8 (the “Master Leases”), Buyer and Seller shall cooperate to take any actions reasonably necessary to effect the transfer of the leases of particular equipment under the Master Lease, while not transferring the Master Lease itself. If such transfers are not effected within six months of Closing, Seller shall have no further obligations with respect to the leases of the particular equipment subject to the Master Leases and may terminate such leases in its discretion.

(b) To the extent that any material Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.8, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Seller’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.8. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.

ARTICLE III

CLOSING

3.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ater Wynne LLP, 1331 NW Lovejoy Street, Portland, Oregon 97209, effective 12:01 AM, Pacific Standard Time, on the second Business Day after all of the conditions to Closing set forth in Article VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

3.2 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in a form mutually agreed upon by Buyer and Seller (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

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(ii) an assignment and assumption agreement in a form mutually agreed upon by Buyer and Seller (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) with respect to each parcel of Purchased Real Property, a special warranty deed (or equivalent thereof) substantially in the form attached hereto as Exhibit F (each, a “Louisiana Deed”), duly executed and notarized by Seller;

(iv) an agreement for the temporary transitional use of certain Excluded Assets by Buyer and certain Purchased Assets by Seller, in the form attached hereto as Exhibit G (the “Transition Services Agreement”), duly executed by Seller;

(v) the Splendora Notes Option duly executed by Seller;

(vi) the Splendora Assignment Agreement duly executed by Seller and Splendora, which shall contain a written consent to the Splendora Notes Option and the assignment of the Splendora Servicing Agreements from Seller to Buyer;

(vii) the FIRPTA Certificate;

(viii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of (A) Seller’s certificate of incorporation, (B) Seller’s bylaws, (C) a certificate from the Secretary of State of each of the States of Oregon, Texas and Louisiana evidencing Seller’s good standing in such State, and (D) all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(ix) a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied (the “Seller Closing Certificate”);

(x) the Illustrative Allocation, duly executed by Seller;

(xi) the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(xii) the Texas Real Property Agreements, duly executed by Seller; and

(xiii) all consents, authorizations, orders, releases, and approvals set forth on Schedule 3.2(a)(xiii) (the “Required Consents”).

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(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Splendora Assignment Agreement duly executed by Buyer;

(iv) the Transition Services Agreement, duly executed by Buyer;

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of (A) Buyer’s certificate of formation, (B) Buyer’s limited liability company agreement, and (C) all resolutions adopted by the members and managers of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(vi) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied (the “Buyer Closing Certificate”);

(vii) a sales tax resale certificate duly executed by Buyer with respect to the Inventory; and

(viii) the Illustrative Allocation, duly executed by Buyer;

(ix) the Texas Real Property Agreements, duly executed by Buyer; and

(x) the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

4.1 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Oregon and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction, including, without limitation, Texas and Louisiana, in which the ownership of the Purchased Assets or the

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operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

4.2 Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Schedule 4.3, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Material Adverse Effect.

4.4 Financial Reports. Copies of the unaudited pro forma financial reports of the Business consisting of monthly balance sheets beginning January 31, 2011 through February 28, 2014, and the related Income Statements for the months ended January 31, 2011 through February 28, 2014, incorporated in the P&L Forecasts for these periods (the “Financial Reports”) have been delivered or made available to Buyer. The Financial Reports have been

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derived from financial statements of Seller prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Reports fairly present in all material respects the financial condition and results of operations of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of February 28, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

4.5 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.5, from the Balance Sheet Date until the date of this Agreement, Seller has operated the Business in the Ordinary Course of Business in all material respects and there has not been, with respect to the Business, any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) material damage, destruction or loss to any material portion of the Purchased Assets, whether covered by insurance or not;

(c) incurrence of any indebtedness for borrowed money in connection with the Business in an aggregate amount exceeding $500,000, except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;

(d) sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the Ordinary Course of Business and except for any Purchased Assets having an aggregate value of less than $500,000;

(e) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the Ordinary Course of Business;

(f) any capital expenditures in an aggregate amount exceeding $500,000 which would constitute an Assumed Liability;

(g) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(h) increase in the compensation or benefits of any Employees, other than as provided for in any written agreements that are listed on Schedule 4.6 or in the Ordinary Course of Business, or entry into or amendment to any employment, consulting, severance or indemnification agreement or an agreement with respect to a retention bonus with any employee of the Business or any contractors working for or in relation to the Business or other changes in employee benefits or other compensation other than in the Ordinary Course of Business;

(i) termination of employment of any Employee;

(j) any circumstance which would give rise to a requirement that Seller give a notice under the WARN Act or any similar state law;

(k) labor strikes or disruptions, union organizational activities or other similar occurrences relating to any Employees;

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(l) notice from any customer or supplier terminating its relationship with Seller;

(m) change in accounting methods or principles or the application thereof or any change in Seller’s policies or practices with respect to items affecting working capital;

(n) making of elections, change in Tax elections, practices, methods or principles, amendment of any Tax Return, settlement or compromise of any action, suit, proceeding, audit, written claim, asserted deficiency, or assessment pending or proposed, or taking of any other discretionary action with respect to Seller, the Purchased Assets or the Business, except (i) as required by applicable Law, or (ii) as will not adversely impact Buyer or any of its Affiliates at or after the Closing;

(o) any waiver of any rights that, singly or in the aggregate, are material to the Business;

(p) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the Purchased Assets, other than in the Ordinary Course of Business, or requiring the consent of any Person to the transfer and assignment of any of the Purchased Assets;

(q) any purchase or acquisition of any property, rights or other assets of the Business outside the Ordinary Course of Business;

(r) any acceleration of shipments, sales or orders or other similar action in contemplation of this Agreement or otherwise not in the Ordinary Course of Business;

(s) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $500,000, except for purchases of Inventory or supplies in the Ordinary Course of Business; or

(u) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.6 Material Contracts.

(a) Schedule 4.6(a) sets forth a complete and accurate list of the following Contracts to which Seller is a party or by which it is bound, by which the Purchased Assets are bound, or which otherwise relate to or are necessary for the operation of the Business (collectively, the “Material Contracts”):

(i) Contracts with any Affiliate or current or former officer, director, stockholder or Affiliate of Seller;

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(ii) Contracts with any labor union or association representing any employees of Seller;

(iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party;

(iv) Contracts for the sale of any of the Purchased Assets other than in the Ordinary Course of Business, containing a grant to any person of any preferential rights to purchase any of the Purchased Assets, or requiring the consent of any Person other than Seller to transfer or assign the Purchased Assets;

(v) Contracts for the lease of any Tangible Personal Property included in the Purchased Assets involving annual payments in excess of $500,000;

(vi) Contracts relating to the design, engineering, fabrication, manufacture, production, sale, servicing, distribution, repair, delivery, maintenance or supply of any Seller Product (other than purchase orders);

(vii) Contracts relating to a consignment, distributor, dealer, manufacturer’s representative, sales agency, representative, marketing, franchise or licensing agreement or relations (other than purchase orders) with respect to the distribution by third parties of the Seller Products;

(viii) Contracts for joint ventures or partnerships;

(ix) Contracts containing (1) covenants of Seller not to compete in any line of business or with any Person in any geographical area or (2) covenants of any other person not to compete with the Seller in any line of business or in any geographical area (with respect to (2), other than agreements with employees);

(x) Contracts relating to incurrence, assumption or guarantee of any indebtedness or imposing an Encumbrance on any of the Purchased Assets;

(xi) Contracts under which the Seller has made advances or loans to any other Person (other than original purchase price conditional sales contracts with the parties entered into in the Ordinary Course of Business);

(xii) Contracts providing for severance, retention, change in control or similar payments;

(xiii) Contracts relating in whole or in part to Intellectual Property, including each Intellectual Property License, exclusive of commercial, non-customized off-the-shelf, third-party shrink-wrap software licenses;

(xiv) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $65,000;

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(xv) Contracts for the provision of goods or services involving consideration in excess of $500,000 in the aggregate over the term of the Contract;

(xvi) outstanding agreements of guaranty, surety or indemnification, direct or indirect, by Seller, other than in the Ordinary Course of Business; or

(xvii) Contracts (or a group of related contracts) which involve the expenditure of more than $500,000 in the aggregate or require performance by any party more than one year from the date hereof.

(b) Seller is not in material breach of, or default under, any Material Contract. Each Material Contract (assuming due authorization, execution and delivery by the other party) is valid, binding, in full force and effect and is an enforceable agreement of Seller and, to Seller’s Knowledge, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law). To Seller’s Knowledge, there has not occurred any breach or default under any Material Contract on the part of the other parties thereto, and no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Material Contract. Except as set forth in Schedule 4.6(b), to Seller’s Knowledge, there is no dispute between the parties to any Material Contract as to the interpretation thereof or as to whether any party is in breach or default thereunder, and except as set forth on Schedule 4.6(b), no party to any Material Contract has indicated its intention to, or suggested it may evaluate whether to, terminate any Material Contract. Seller is not a party to any covenant or obligation of any nature limiting the freedom of Seller to compete in any line of business after the date of this Agreement. Except as set forth on Schedule 4.6(b), complete and correct copies of all Material Contracts have been made available to Buyer.

4.7 Title To and Sufficiency of Assets. Except as set forth on Schedule 4.7, Seller has good, valid and marketable title to, or a valid leasehold interest in all Purchased Assets, in each case, free and clear of any and all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 4.7, the delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement shall vest good, valid and marketable title to, or a valid leasehold interest in, the Purchased Assets in Buyer, free and clear of any and all Encumbrances (other than the Permitted Encumbrances), restrictions, liabilities and assignments of any kind. Except for Excluded Assets, all of the real and personal property used in the operation of the Business in the Ordinary Course of Business as it has been conducted prior to the Closing are included in the Purchased Assets.

4.8 Condition of Assets. Except as set forth on Schedule 4.8, the Purchased Assets (i) are in good working order, have been reasonably maintained, ordinary wear and tear excepted, and are fit for the particular purpose for which they are used in the Business, and (ii) comply in all material respects with, and are being operated and otherwise used in substantial compliance with, all applicable Law and Material Contracts.

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4.9 Inventory.

(a) A detailed Inventory list (including location of the Inventory) as of March 24, 2014 is set forth on Schedule 4.9(a).

(b) Seller is not in possession of any finished goods not owned by Seller, including finished goods already sold, other than in the Ordinary Course of Business.

(c) Except as set forth on Schedule 4.9(c), all Inventory included in the Purchased Assets is located at the Manufacturing Facilities and no Inventory included in the Purchased Assets is located at Seller’s Atchison, Kansas facility, or except in the Ordinary Course of Business, with any customers, distributors, representatives, or other Persons on consignment or otherwise.

(d) Except as set forth on Schedule 4.9(d), none of the Inventory is covered by any financing statements or subject to any Encumbrance (other than Permitted Encumbrances), consignment, bailment, warehousing or similar arrangement.

(e) Inventories are stated at the lower of cost or market. Raw material inventories of steel are stated at cost, either on a specific identification basis or on an average cost basis. All other raw material inventories, as well as supplies, are stated on an average cost basis. Finished goods are stated at cost using the first-in, first-out method of accounting.

(f) Except as set forth on Schedule 4.9(f), all of the finished goods Inventory included in the Purchased Assets (i) is free from defects in workmanship and material; (ii) conforms to all applicable specifications (including those set forth on Schedule 4.9(f)); and (iii) is merchantable.

(g) All Green Pipe included in the Purchased Assets (i) is free from defects in workmanship and material; and (ii) conforms to all applicable specifications (including those set forth on Schedule 4.9(g)).

4.10 Accounts Receivable. Except as set forth in Schedule 4.10 or as provided for in the Balance Sheet, each of the accounts receivable included in the Purchased Assets arose in the Ordinary Course of Business, represents the genuine, valid and legally enforceable indebtedness of the account debtor. No contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice) has been asserted or, to Seller’s Knowledge, is threatened by any of the account debtors of the accounts receivable included in the Purchased Assets. To Seller’s Knowledge, none of the account debtors of the accounts receivable is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due except as set forth in Schedule 4.10. Seller has good and valid title to the accounts receivable free and clear of all Encumbrances except Permitted Encumbrances. No goods or services, the sale or provision of which gave rise to any accounts receivable, have been returned or rejected by any account debtor or lost or damaged prior to receipt thereby.

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4.11 Real Property.

(a) Schedule 4.11(a) sets forth all real property owned by Seller and used in connection with the Manufacturing Facilities. Seller has indefeasible fee simple title to the Purchased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. To Seller’s Knowledge, there is no Person other than Seller in possession of any portion of the Purchased Real Property.

(b) There are no surface or building leases, subleases, ground leases, mineral leases or other agreements (and an accurate legal description of the lands covered thereby) pursuant to which Seller leases, subleases, uses or occupies real property in connection with the Louisiana Facility. Seller is not a landlord, lessor or sublessor of any of the Purchased Real Property.

(c) The Seller has full right and authority to use and operate any and all of the improvements located on the Purchased Real Property, subject to applicable Laws and the Permitted Encumbrances. To Seller’s Knowledge, the Purchased Real Property is being used, occupied, and maintained in all material respects by Seller in accordance with all applicable easements, contracts, permits, insurance requirements, restrictions, building setback lines, covenants and reservations. Except as set forth on Schedule 4.11(c), certificates of occupancy and all other material licenses, permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Purchased Real Property have been issued for Seller’s occupancy and use of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. There is no pending or, to Seller’s Knowledge, threatened condemnation, eminent domain or similar proceeding or special assessment affecting any of the Purchased Real Property, nor has Seller received notification that any such proceeding or assessment is contemplated.

(d) Except as set forth on Schedule 4.11(d), to Seller’s Knowledge, the Louisiana Facility is free from material structural and mechanical defects (including roofs) and has been used in the Ordinary Course of Business and remains as of the date hereof in suitable and adequate condition for such continued use. Upon the consummation of the transactions contemplated by this Agreement, Buyer will have marketable title to the Purchased Real Property free and clear of all Encumbrances, except Permitted Encumbrances.

(e) There are no: (i) tenancies or occupancies affecting the Purchased Real Property which will continue after the Closing or (ii) purchase contracts, options or other agreements of any kind, written or oral, formal or informal, choate or inchoate, recorded or unrecorded, entered into by Seller whereby any Person other than Seller has acquired any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds, of the Purchased Real Property.

(f) Seller has furnished Buyer with true and complete copies of all deeds and leases in their possession relating to the Purchased Real Property.

(g) Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Purchased Real Property, or (ii) zoning,

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building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Purchased Real Property as currently operated. Neither the whole nor any material portion of any Purchased Real Property has been damaged or destroyed by fire or other casualty.

4.12 Intellectual Property.

(a) Except as set forth on Schedule 4.12(a), there are no Patents, registered Marks, pending applications for registrations of any Marks and unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights, owned or filed by Seller exclusively or predominantly used in the Business.

(b) To Seller’s Knowledge, the Purchased Intellectual Property and the present business practices and methods of Seller do not constitute an unauthorized use or misappropriation of any patent, copyright, trade secret or other similar right, of any Person and, to Seller’s Knowledge, do not infringe, constitute an unauthorized use of, or violate any other right of any Person (including, without limitation, pursuant to any non-disclosure agreements or obligations to which Seller or any of its present or former employees is a party).

(c) To Seller’s Knowledge, Seller is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all Purchased Intellectual Property free and clear of all Encumbrances or obligations to others. No Person other than Seller has any right, title, or interest, directly or indirectly, in whole or in part, in any material Purchased Intellectual Property.

(d) Except with respect to licenses of commercial off-the-shelf Software, Seller is not a party to any Intellectual Property Licenses with respect to the Business. Seller is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Purchased Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the Business as currently conducted.

(e) As of the date hereof, Seller is not the subject of any pending or, to Seller’s Knowledge, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, or violation by any Person against Seller or challenging the ownership, use, validity or enforceability of, any material Purchased Intellectual Property. Seller has not received written (including, without limitation, by electronic mail) notice of any such threatened claim. All of Seller’s rights in and to material Purchased Intellectual Property are valid and enforceable.

(f) To Seller’s Knowledge, no Person is infringing, violating, misusing or misappropriating any material Purchased Intellectual Property, and no such claims have been made against any Person by Seller.

(g) There are no Governmental Orders to which Seller is a party or by which Seller is bound which restrict, in any material respect, the rights to use any of the Purchased Intellectual Property.

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(h) Schedule 4.12(h) sets forth a complete and accurate list of (i) all Software that is owned exclusively by Seller and is material to the operation of the Business and (ii) all Software that is used by Seller in the Business that is not exclusively owned by Seller, excluding Software available on reasonable terms through commercial distributors for a license fee of no more than $5,000 in the aggregate.

4.13 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Schedule 4.13(a), there is no suit, action, proceeding, investigation, claim or order pending or, to Seller’s Knowledge, threatened against Seller with respect to the Business or the Purchased Assets (or to Seller’s Knowledge, pending or threatened, against any of the officers, directors or key employees of Seller with respect to their business activities on behalf of Seller), or to which Seller is otherwise a party, before any Governmental Authority.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.

4.14 Compliance With Laws; Permits.

(a) Seller is in compliance in all material respects with all Laws of any Governmental Authority applicable to the Business or the Purchased Assets. Seller has not received any written or other notice of or been charged with the violation of any Laws with respect to the Business or the Purchased Assets. To Seller’s Knowledge, Seller is not under investigation with respect to the violation of any Laws with respect to the Business or the Purchased Assets.

(b) The Louisiana Facility has been API certified since 2010.

(c) Schedule 4.14(c) contains a list of all Permits held by Seller for the operation of the Business as presently conducted, which are all of the Permits required for the operation of the Business as presently conducted, except where failure to obtain such Permits would not have a Material Adverse Effect. Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any Permit to which it is a party.

(d) None of the representations and warranties in this Section 4.14 shall be deemed to relate to environmental matters (which are governed by Section 4.15), or tax matters (which are governed by Section 4.19).

4.15 Environmental Matters. Except as set forth on Schedule 4.15 hereto:

(a) The operations of Seller with respect to the Purchased Assets are currently in compliance with all Environmental Laws in all material respects and Seller has not received from any Person, with respect to the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date;

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(b) Seller has not been prosecuted for any offense alleging non-compliance with any applicable Environmental Law related to the Purchased Assets;

(c) Seller has obtained, is maintaining in good standing, and complying with all Environmental Permits necessary to operate the Purchased Assets, and no action or proceeding is pending or, to the Seller’s Knowledge, threatened to revoke, modify or terminate any such Environmental Permit;

(d) the Purchased Real Property is not listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list;

(e) with respect to the Purchased Assets, Seller is not the subject of any outstanding Government Order or Contract with any Governmental Authority or person respecting (i) Environmental Laws, (ii) remedial action or (iii) any Release or threatened Release of a Hazardous Material;

(f) to Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Purchased Assets, and Seller has not received any Environmental Notice that any of the Purchased Assets has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, a violation of Environmental Law or the termination of any Environmental Permit;

(g) to Seller’s Knowledge, there are no investigations of the Purchased Assets, pending or threatened which could lead to the imposition of any liability pursuant to Environmental Law;

(h) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Authority with jurisdiction over the Purchased Assets and environmental matters;

(i) there is not located at any of the Purchased Real Property any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, or (iv) equipment containing polychlorinated biphenyls, except those in compliance with Environmental Laws;

(j) Seller has provided to Buyer all material environmental audits, studies, reports, analyses, and results of investigations within Seller’s Knowledge that have been performed with respect to the Purchased Assets and which are set forth on Schedule 4.15(j); and

(k) Schedule 4.15(k) sets forth all Environmental Permits held by Seller to operate the Purchased Assets.

(l) The representations and warranties set forth in this Section 4.15 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

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4.16 Employee Benefit Matters.

(a) Schedule 4.16(a) contains a list of each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect as of the Closing Date, which covers or covered one or more Employees, former employees of the Business, or the beneficiaries or dependents of any such Persons, and is or was maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits (as listed on Schedule 4.16(a), each, a “Benefit Plan”).

(b) To Seller’s Knowledge, each Benefit Plan complies with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.

(c) No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in Liability; or (B) engaged in any transaction which would give rise to a Liability under Section 4069 or Section 4212(c) of ERISA.

(d) With respect to each Benefit Plan, no transaction prohibited under Section 406 of ERISA and no “prohibited transaction” under Code Section 4975(c) has occurred for which an exemption therefrom did not apply, and Seller has no liability under Code Section 4975.

(e) No material “reportable event” within the meaning of Section 4043 of ERISA as occurred with respect to any Benefit Plan maintained by Seller during the six (6) year period preceding the Closing Date.

(f) Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

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(g) Except as set forth on Schedule 4.16(g) or as would not have a Material Adverse Effect, no Benefit Plan exists that could: (i) result in the payment to any Employee or consultant of the Business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee or consultant of the Business, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

4.17 Employment Matters.

(a) Schedule 4.17(a) sets forth a true, correct and complete list, as of the date set forth therein, of all Employees. The list described in the preceding sentence shows each Employee’s name, job title, seniority date, current base salary or base wages and bonuses paid or payable to such Employees for the 2013 calendar year. No changes in such base salary, base wages or bonuses for such employees have been made, promised or authorized since January 1, 2014, except as described in Schedule 4.17(a). The compensation and benefits paid or provided with respect to all Employees, including bonuses, have been reflected in the Financial Reports. Except as set forth in Schedule 4.17(a), as of the date of this Agreement, no Employee is on a disability leave of absence, is receiving disability benefits, or is in an elimination or other waiting period with respect to his or her receipt of disability benefits, or is on any other leave of absence. There are no loans or other obligations payable or owing by Seller to any Employee, except salaries, wages and salary advances and reimbursement of expenses incurred and accrued in the Ordinary Course of Business of Seller, nor are any loans or debts payable or owing by any such individuals to the Seller, nor has the Seller guaranteed any of such individual’s respective loans or obligations.

(b) There are no contracts of employment with any of the Employees except as listed on Schedule 4.6. True and complete copies (including all amendments) of each such contract of employment with any of the Employees have been provided to Buyer.

(c) To Seller’s Knowledge, no Employee or former employee of Seller is in violation of any non-disclosure agreement, noncompetition agreement, or any restrictive covenant with Seller, or, in the case of Employees, any such agreement with any former employer relating to the right of any such Employee to be employed by Seller because of the nature of the business currently conducted by it or to the use of Trade Secrets or proprietary information of others.

(d) Except as set forth on Schedule 4.17(d), Seller is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. Since January 1, 2010, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees. Except as set forth on Schedule 4.17(d), there are no unfair labor practice charges, grievances or complaints pending or, to the Seller’s Knowledge, threatened by or on behalf of any Employee or group of Employees.

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(e) No Employees are represented by any labor organization. Except as set forth on Schedule 4.17(e), no labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to Seller’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. Except as set forth on Schedule 4.17(e), there is no organizing activity involving Seller pending or, to the Seller’s Knowledge, threatened by any labor organization or group of Employees.

(f) Except as set forth on Schedule 4.17(f), Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

(g) The representations and warranties set forth in this Section 4.17 are the Seller’s sole and exclusive representations and warranties regarding employment matters.

4.18 Insurance. Schedule 4.18 sets forth a true and complete list of all policies, binders, and insurance contracts under which the Business or any of the Purchased Assets is insured (each an “Insurance Policy”). With respect to each Insurance Policy, Schedule 4.18 sets forth a true and correct description of (i) the scope of coverage, (ii) the limits of liability, (iii) deductibles and other similar amounts, and (iv) the aggregate limits and available coverage (if less than the aggregate limits) as of the date hereof. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to Seller’s Knowledge, no threat has been made to cancel any Insurance Policy during such period. Schedule 4.18 sets forth a list of all material claims with respect to the Business or any of the Purchased Assets which are currently pending (or that have been made in the past three (3) years) under any Insurance Policy (or any previous insurance policy).

4.19 Taxes.

(a) Seller has filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed. All such Tax Returns were correct and complete in all material respects, and Seller has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return related to the Business, except with respect to the Tax Return for the Tax period ended December 31, 2013.

(b) No authority in a jurisdiction in which the Seller does not file Tax Returns has ever made a claim that Seller may be obligated to file in such jurisdiction with respect to the Business.

(c) There are no Encumbrances on any of the Purchased Assets for any failure to pay any Tax liability.

(d) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, or other third party associated with the Business and all Forms W-2 and 1099 required to be filed with respect thereto have been properly completed and timely filed.

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(e) Other than Tax Returns with respect to property Taxes for the Manufacturing Facilities, all Tax Returns of Seller with respect to the Business are prepared on a consolidated basis with the Tax Returns for Seller’s other operations. No Tax Returns of Seller for the taxable periods ended on or after December 31, 2012 are currently subject to audit or examination.

(f) Seller has not waived any statute of limitations with respect to any Tax with respect to the Business or agreed to an extension of time for a Tax assessment or deficiency with respect to the Business, except with respect to the Tax periods ended December 31, 2008, 2009 and 2010.

(g) None of the Assumed Liabilities include an obligation to make a payment under Internal Revenue Code Section 280G.

(h) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(i) The representations and warranties set forth in this Section 4.19 are the Seller’s sole and exclusive representations and warranties regarding Tax.

4.20 Brokers. Except for Raymond James & Associates, Inc. and BDO Consulting, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

4.21 Solvency. Immediately after giving effect to the transactions contemplated hereby, Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller.

4.22 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including the Confidential Information Memorandum prepared by Raymond James & Associates, Inc., dated September 2013 and any information, documents or material delivered to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

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4.23 Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

5.1 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Texas.

5.2 Authority of Buyer. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation or Company Agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing

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with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

5.5 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

5.6 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.7 Legal Proceedings. There are no actions, suits, claims, investigations or other Legal Proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

5.8 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

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ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all the Required Consents, and no such consent, authorization, order or approval shall have been revoked.

6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article IV qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and Buyer shall have received a certificate signed by an authorized officer of Seller (in form and substance reasonably satisfactory to Purchaser), dated the Closing Date, to such effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2(a).

6.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and

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correct in all material respects, on and as of such earlier date) and Seller shall have received a certificate signed by an authorized officer of Buyer (in form and substance reasonably satisfactory to Purchaser), dated the Closing Date, to such effect.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2(b).

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Conduct of Business Prior to the Closing.

(a) From the date hereof until the Closing, except as otherwise provided in this Agreement, Schedule 7.1, or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall:

(i) conduct the Business only in the Ordinary Course of Business;

(ii) use its best efforts to (A) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Business, and (B) preserve the present relationships with any Person having business dealings with the Business (including without limitation customers and suppliers);

(iii) maintain (A) all of the Purchased Assets and Purchased Real Property in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the Purchased Assets and Purchased Real Property in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Business in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable associated with the Business utilizing procedures consistent with past practices and without discounting or accelerating payment of such accounts (except in the Ordinary Course of Business), and (C) comply with all contractual and other obligations applicable to the operation of the Business;

(v) comply in all material respects with applicable Laws, including, without limitation, Environmental Laws; and

(vi) not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

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(b) From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not:

(i) (A) materially increase the annual level of compensation of any employee of the Business, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant of the Business, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Business or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which Seller is a party or involving an officer or employee of the Business in his or her capacity as an officer or employee of the Business;

(ii) make any loan or advance to any Person with respect to the Business;

(iii) incur or assume any indebtedness with respect to the Business, the Purchased Assets or the Purchased Real Property, except trade accounts payable incurred in the Ordinary Course of Business;

(iv) make or rescind any election relating to Taxes associated with the Business, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes associated with the Business, or except as may be required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax associated with the Business or accounting practice or policy from those employed in the preparation of its most recent Tax Returns associated with the Business;

(v) subject to any Encumbrance or otherwise encumber or permit, allow or suffer to be encumbered, any of the Purchased Assets or Purchased Real Property (other than Permitted Encumbrances);

(i) sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for fair consideration in the Ordinary Course of Business);

(vi) enter into or agree to enter into any merger or consolidation with, any corporation or other entity with respect to the Business;

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(vii) cancel or compromise any debt or claim or waive or release any material right of Seller with respect to the Business except in the Ordinary Course of Business;

(viii) enter into any commitment for capital expenditures with respect to the Business, the Purchased Assets or the Purchased Real Property in excess of $100,000 for any individual commitment and $500,000 for all commitments in the aggregate;

(ix) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

(x) introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(xi) enter into any transaction or to enter into, modify or renew any Contract with respect to the Business, Purchased Assets or Purchased Real Property which by reason of its size or otherwise is not in the Ordinary Course of Business;

(xii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Buyer, to compete with or conduct any business or line of business in any geographic area;

(xiii) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Lease, personal property lease or Intellectual Property License or (B) Permit; or

(xiv) agree to do anything prohibited by this Section 7.1(b) or anything which would make any of the representations and warranties of Seller in this Agreement untrue or incorrect in any material respect.

7.2 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Purchased Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if

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such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its business, other than the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Business. Buyer shall, and shall cause its Representatives to, abide by the terms of the

Confidentiality Agreement with respect to any access or information provided pursuant to this Section 7.2.

7.3 Cooperation. Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all Required Consents; provided, however, that Seller or Buyer shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period from the Closing Date until the third (3rd) anniversary of the Closing Date, Seller shall not and shall cause its Affiliates not to directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the manufacturing, marketing, selling and/or distributing of any products set forth on Schedule 8.1(a) which were manufactured or distributed by the Business prior to the Closing within the United States and Canada (a “Restricted Business”); provided, however, that the restrictions contained in this Section 8.1(a) shall not restrict the acquisition by Seller, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. For the avoidance of any doubt, Seller’s operation of the Line Pipe Business shall not be deemed a Restricted Business; provided, that, Seller does not manufacture, market, sell, and/or distribute products set forth on Schedule 8.1(a). Furthermore, if Buyer transfers the Splendora Servicing Agreements back to Seller as contemplated by the Splendora Assignment Agreement, any use or assignment by Seller of the Splendora Servicing Agreements shall not be deemed a Restricted Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) For a period from the Closing Date to the third (3rd) anniversary of the Closing Date, Seller shall not and shall cause its Affiliates not to: (i) cause, solicit, induce or encourage any officer or employee of Buyer to terminate his/her employment with Buyer or its Affiliates, or employ or otherwise engage any such individual, other than pursuant to general

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advertisements not specifically targeted at such individuals; or (ii) cause, induce or encourage any material client, customer, supplier, or licensor of Buyer (including any existing or former customer of the Business) or any other Person who has a material business relationship with Buyer, to terminate or modify any such relationship with respect to the Restricted Business. Notwithstanding the foregoing, subject to Section 8.1(a), Buyer agrees and acknowledges that Seller may engage in relationships with certain clients, customers, suppliers, or licensors of the Business in connection with its operations other than the Business (the “Business Overlap”), and any such relationships shall not be deemed a breach of this Section 8.1(b) to the extent that Seller does not otherwise violate the terms of Section 8.1.

(c) For a period from the Closing Date to the third (3rd) anniversary of the Closing Date, Buyer shall not and shall cause its Affiliates not to: (i) cause, solicit, induce or encourage any officer or employee of Seller to terminate his/her employment with Seller or its Affiliates, or employ or otherwise engage any such individual, other than pursuant to general advertisements not specifically targeted at such individuals; or (ii) cause, induce or encourage any material client, customer, supplier, or licensor of Seller (including any existing or former customer of the Business) or any other Person who has a material business relationship with Seller, to terminate or modify any such actual relationship. Notwithstanding the foregoing, Seller agrees and acknowledges that Buyer may engage in relationships by virtue of the Business Overlap, and any such relationships shall not be deemed a breach of this Section 8.1(c).

(d) Immediately after the Closing, the Confidentiality Agreement shall terminate with respect to any obligations of Buyer associated with Evaluation Materials (as defined in the Confidentiality Agreement) that are included in the Purchased Assets or the Assumed Liabilities. The Confidentiality Agreement shall continue in accordance with its terms with respect to any obligations related to Discussions or any Evaluation Materials that are not included in the Purchased Assets or the Assumed Liabilities.

(e) From and after the Closing Date, Seller shall not and shall cause its Affiliates and their respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Buyer, any Confidential Information (as defined below). The Seller and its officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, the Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 8.1(e), “Confidential Information” shall mean any confidential information included in the Purchased Assets, including, methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement,(ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder, (iii) is not included in the Purchased Assets or (iv) is subject to the Business Overlap, the Transition Services Agreement or the Splendora Servicing Agreements (if Buyer transfers the Splendora Servicing Agreements back to Seller as contemplated by the Splendora Assignment Agreement).

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(f) The covenants and undertakings contained in this Section 8.1 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 8.1 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 8.1. The rights and remedies provided by this Section 8.1 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

(g) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 8.1 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(h) Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

8.2 Bulk Sales Laws. The parties hereby waive compliance with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer; provided, however, that Seller agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against the Buyer or the Purchased Assets by reason of Seller’s noncompliance, (b) to indemnify, defend and hold harmless the Buyer from and against any and all such claims based upon, attributable to or resulting from such noncompliance in the manner provided in Article X and (c) to take promptly all necessary action to remove any Encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

8.3 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

8.4 Nondisparagement. Each party agrees that it shall not, and shall cause each of its Affiliates not to, at any time, in any written or oral communications with the press or other media, any customer, client, stakeholder, investor or supplier of the other party, or its Affiliate, or any other Person, criticize, ridicule, or make or encourage any other Person to make any

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statement that disparages, is derogatory of, or is negative toward the personal or business reputation, conduct or practices of the other party, any of its Affiliates, or any of their then current or former respective officers, directors, employees, representatives, agents or attorneys.

8.5 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

8.6 Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records, Seller and Buyer agree that each of them shall (and shall each cause their respective Affiliates, to) preserve and keep the records held by them or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of Seller or Buyer, or any of their respective Affiliates (including any Legal Proceedings between Seller and Buyer, or their respective Affiliates), in order to enable Seller or Buyer to comply with their respective obligations under this Agreement and Transaction Documents, or as otherwise may be reasonably deemed useful in the operation of the Purchased Assets after the Closing Date. In the event Seller or the Buyer wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such Party within that ninety (90) day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.

8.7 Prorations. All real property taxes, personal property taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Buyer, on the one hand, and Seller, on the other hand, as of the Closing Date. Seller shall be responsible for and shall pay (and shall indemnify and hold harmless the Buyer Indemnitees against) all such Taxes and fees on the Purchased Assets accruing solely during any period up to and including the Closing Date. Buyer shall be responsible for and shall pay (and shall indemnify and hold harmless the Seller Indemnitees against) all such Taxes and fees on the Purchased Assets accruing solely during any period after the Closing Date. With respect to Taxes described in this Section 8.7, Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate taxing authority payment for Taxes, which are subject to proration under this Section 8.7 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

8.8 Intellectual Property Transition.

(a) Buyer shall have a limited, non-exclusive, non-transferable, non-sublicensable license to use the name “Northwest Pipe” and all associated trademarks, trade dress rights and logos (collectively, the “Seller Mark”) for the limited purpose of selling, marketing, and

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distributing all finished goods Inventory (including all Green Pipe that is heat treated after the Closing Date) included in the Purchased Assets until the earlier of (a) the 12 month anniversary of the Closing Date, and (b) such time as substantially all of such finished goods Inventory has been sold or becomes obsolete or unsaleable, notwithstanding the fact that the Seller Mark is an Excluded Asset. Buyer will not alter, change or edit in any way the Seller Mark without the prior written consent of Seller. The Seller Mark will be used only in connection with the Business and will not be used for any other purpose.

(b) Buyer shall have a limited, non-exclusive, non-transferable, non-sublicensable license to use any Operational Documents used by the Business prior to Closing, as set forth on Schedule 8.8, but not included in the Purchased Assets, provided however that Buyer shall replace all Seller Marks in such Operational Documents with the name, trademarks, trade dress rights and logos of Buyer or its Affiliates. Neither Seller nor its Affiliates are obligated to provide support to the Buyer with respect to the Operational Documents except as otherwise set forth in the Transition Services Agreement. The Operational Documents are furnished “As Is” and with all faults and Seller disclaims all warranties with regard to the Operational Documents licensed under this Section, including but not limited to all warranties, expressed or implied, of merchantability and fitness for any particular purpose. Notwithstanding any other provision of this Agreement, Seller additionally disclaims all obligations and liabilities on the part of Seller for damages, including, but not limited to, indirect, special, and consequential damages, attorney’s and expert’s fees, and court costs, arising out of or in connection with Buyer’s use of the Operational Documents licensed under this Agreement.

(c) Buyer shall not use and shall cause each of its Affiliates not to use any Software or other Intellectual Property (including Intellectual Property identified on Schedule 2.2(c) (Excluded Intellectual Property), Schedule 2.2(j) (Excluded Assets (Atchison, Kansas Related)), and Schedule 2.2(m) (Other Excluded Assets)) installed or stored on any of the Purchased Assets if such Software or other Intellectual Property is not included in the Purchased Assets or otherwise licensed to Buyer or subject to the Transition Services Agreement. Further, Buyer shall, and shall direct its employees, agents and representatives to, as soon as is reasonably practical and in any event no later than thirty (30) days following the Closing, delete all such software or Intellectual Property from any of the Purchased Assets on which it is installed and destroy any documents or tangible materials containing such software or Intellectual Property. All such software and Intellectual Property shall be subject to the confidentiality obligations set forth in Section 8.1(d) until deleted and/or destroyed.

(d) For the avoidance of any doubt, Buyer shall have no rights to use any Seller Marks and will not hold itself out as having any affiliations with Seller or its Affiliates other than as set forth in this Section 8.8.

8.9 Individual Distributor Agreement. After the Closing, Buyer and Seller shall negotiate in good faith a line pipe supply agreement whereby Seller would provide Buyer Line Pipe for distribution substantially on the terms set forth on Schedule 8.9 and upon such other terms and conditions, including with respect to territory, customers, buy-out, term and termination conditions, as the parties shall mutually agree.

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ARTICLE IX

EMPLOYEES MATTERS

9.1 Employee Matters.

(a) At, prior to, or promptly following the Closing, the Buyer shall deliver, in writing, an offer of employment (on an “at will” basis) to all Employees listed on Schedule 4.17(a) as located at “Bossier” and to those Employees located at the Texas Facility listed on Schedule 9.1. Each offer of employment shall be on terms and conditions to be determined in the Buyer’s sole discretion. Such individuals who accept such offer by the Closing Date are hereinafter referred to individually as a “Transferred Employee” and collectively as “Transferred Employees.” Subject to applicable Laws, nothing in this Agreement shall require the Buyer to continue to employ the Transferred Employees at any time after the Closing Date.

(b) Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Except for Assumed Liabilities, Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates. Notwithstanding the foregoing, Buyer shall be liable for any payments owed to Employees under any of the Assigned Contracts at or after Closing.

(c) Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer, and that each such Employee will have continuous employment immediately before and immediately after the Closing. Buyer shall be liable and hold the Seller harmless for any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing. Seller shall be liable and hold Buyer harmless for any claims relating to or arising in connection with the employment of any Transferred Employee prior to the Closing, except to the extent included in the Closing Net Working Capital Amount or as set forth as Assumed Liabilities.

(d) This Section 9.1 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 9.1, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 9.1. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 9.1 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

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9.2 Compliance with WARN Act. The Buyer shall have full responsibility under the WARN Act for any liability caused by or related to any action of the Buyer or Seller before or after the Closing, including with respect to any Employees that do not become Transferred Employees.

9.3 Standard Procedure. Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, (i) Buyer and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller shall not be relieved from filing a Form W-2 with respect to any Employee employed by Seller prior to the Closing Date (but only with respect to sums earned prior to the Closing Date), and (iii) Buyer will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Transferred Employee is employed by Buyer that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by Seller.

ARTICLE X

INDEMNIFICATION

10.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months after the Closing Date, provided, that the Fundamental Representations shall survive, and claims arising out of fraud, intentional misrepresentation or willful misconduct may be made, indefinitely. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the party making such claim to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

10.2 Indemnification By Seller. Subject to the other terms and conditions of this Article X, Seller shall indemnify Buyer and its officers, directors, employees, agents, and Affiliates (each a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) against, and shall hold the Buyer Indemnitees harmless from and against, any and all Losses (including, without limitation, reasonable fees and expenses of legal counsel) incurred or sustained by, or imposed upon, any Buyer Indemnitee based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Asset or any Excluded Liability.

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10.3 Indemnification By Buyer. Subject to the other terms and conditions of this Article X, Buyer shall indemnify Seller and its officers, directors, employees, agents, and Affiliates (each a “Seller Indemnitee” and collectively, the “Seller Indemnitees”) against, and shall hold the Seller Indemnitees harmless from and against, any and all Losses (including, without limitation, reasonable fees and expenses of legal counsel) incurred or sustained by, or imposed upon, any Seller Indemnitee based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Purchased Asset or Assumed Liability.

10.4 Certain Limitations. The party making a claim under this Article X is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party.” The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 10.2(a) or Section 10.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 10.2(a) or Section 10.3(a), as the case may be, exceeds Four Hundred Thirty Thousand and No/100 Dollars ($430,000) (the “Basket”), in which event the Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar; provided, however, that the Basket shall not apply to (i) claims in respect of any Fundamental Representation, and (ii) any claims arising out of fraud, intentional misrepresentation or willful misconduct. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 10.2(a) or Section 10.3(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed Forty Three Thousand and No/100 Dollars ($43,000) (which Losses shall not be counted toward the Basket).

(b) Except as described in the following sentence, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 10.2(a) or Section 10.3(a), as the case may be, shall not exceed Six Million Four Hundred Fifty Thousand and No/100 Dollars ($6,450,000). With respect to any other claims under this Article X, including claims in respect of any Fundamental Representation, and any claims arising out of fraud, intentional misrepresentation or willful misconduct, Buyer’s claims shall be limited to the amount of the aggregate consideration paid or payable to the Seller pursuant to this Agreement.

(c) Buyer shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Final Purchase Price has been adjusted to reflect such matter.

(d) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

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(e) Solely for purposes of calculating the amount of Losses related to any breach hereunder (but not for purposes of determining whether a representation or warranty has been breached), any materiality or Material Adverse Effect qualifications, or similar qualifications contained in the representations, warranties, covenants and agreements shall be disregarded.

10.5 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Legal Proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) days of the Indemnifying Party’s receipt of the notice of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires), to assume the defense of any such Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) if (i) the Third Party Claim relates to any criminal proceeding, indictment, allegation or investigation, (ii) the Third Party Claim primarily seeks an injunction or non-monetary or equitable relief against the Indemnified Party which would materially interfere with the Indemnified Party’s operations, (iii) the amount in dispute exceeds the maximum amount for which the defending party can then be liable pursuant to this Article X in light of the limitations on indemnification contained in this Article X, if applicable, (iv) the Indemnifying Party does not agree in writing that it is obligated to pay all Losses arising from or related to such Third Party Claim subject only to the limitations on indemnification contained in this Article X, if applicable, (iv) the Indemnifying Party does not, upon assumption of such defense in accordance with this Section 10.5(a), conduct the defense of such Third Party Claim actively and diligently (in which case, the Indemnifying Party shall cease to control such Third Party Claim), or (v) such Third Party Claim includes as the named parties in any such claim both the Indemnifying Party and the Indemnified Party and the Indemnifying Party or the Indemnified Party reasonably determine upon the advice of counsel that representation of both parties by the same counsel would be prohibited by applicable codes of professional conduct. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate in good faith in such defense. Further, subject to Section 10.5(b), the Indemnifying Party shall have the right to take such action as it

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deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, however, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to timely notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Buyer and Seller shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.5(b). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and does not require the Indemnified Party to perform any covenant or refrain from engaging in any material operational activity, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim, assuming the defense thereof is not already assumed pursuant to Section 10.5(a), and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer and the amount the Losses already incurred by the Indemnified Party. If the Indemnified Party fails to consent to such firm offer or fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. If a Direct Claim arises more than twelve months after the Closing, the Indemnified Party shall

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provide prompt written notice of such Direct Claim no later than sixty (60) days after the Indemnified Party becomes aware of such Direct Claim; provided, however, that the Indemnified Party’s failure to deliver such timely notice shall not affect the Indemnified Party’s right to indemnification from the Indemnifying Party for such Direct Claim, except and only to the extent that the Indemnifying Party is prejudiced by reason of such failure. Any such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information as the Indemnifying Party or its professional advisors may reasonably request (provided that the Indemnifying Party and its professional advisors have executed a customary confidentiality agreement reasonably requested by the Indemnified Party in connection thereto). If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim.

10.6 Payment; Escrow.

(a) Any payment obligated to be made to any Buyer Indemnitee to satisfy any claim by a Buyer Indemnitee for indemnification under this Article X (each, a “Buyer Indemnification Claim”) shall be paid initially from the Escrow Fund. After the resolution of the Buyer Indemnification Claim in favor of the Buyer Indemnitee, Seller and Buyer shall deliver within five (5) Business Days after such resolution a written instrument signed by Seller and Buyer to the Escrow Agent, and the Escrow Agent shall release, in accordance with the Escrow Agreement, to the applicable Buyer Indemnitee as set forth in such notice, the amount, if any, payable to the applicable Buyer Indemnitee as set forth in such notice in connection with such resolved Buyer Indemnification Claim.

(b) On the twelve (12) month anniversary of the Closing Date, the Escrow Agent shall release the Escrow Funds plus all accrued interest thereon (to the extent not utilized to pay any Buyer Indemnitee for any Buyer Indemnitee Claim) to Seller, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of all claims for indemnification under this Article X asserted in accordance with Section 10.5 prior to the twelve (12) month anniversary of the Closing Date but not yet resolved (“Unresolved Claims”). The Escrow Funds retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay the Buyer Indemnitees for any such claims resolved in favor of the Buyer Indemnitees) upon their resolution in accordance with this Article X and the terms of the Escrow Agreement. Each release of funds from the Escrow Account shall be made in accordance with this Article X and the terms of the Escrow Agreement.

(c) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X, and is not otherwise payable through the Escrow Fund, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

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10.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.8 Exclusive Remedies. Subject to Section 12.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.11, to seek any remedy on account of any fraud by any party hereto or to seek to enforce a remedy as provided for herein.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Seller by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

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(ii) any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

11.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article XI, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except:

(a) as set forth in this Article XI and Article XII hereof; and

(b) that nothing herein shall relieve any party hereto from Liability for any intentional breach of any provision hereof.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. Except as otherwise expressly provided herein (including Section 8.3 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Seller shall pay all amounts payable to Raymond James & Associates, Inc.

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12.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.2):

If to Seller:	Northwest Pipe Company
5721 SE Columbia Way, Suite 200
Vancouver, WA 98661
	Attention:	Richard Baum
	Facsimile:	(360) 397-6257

with a copy to:	Ater Wynne LLP
1331 NW Lovejoy Street, Suite 900
Portland, OR 97209
	Attention:	Gregory E. Struxness
	Facsimile:	(503) 226-0079

If to Buyer:	Centric Pipe, LLC
3626 N. Hall St, Suite 910
Dallas, Texas 75219
	Facsimile:	(214) 526-1503
	E-mail:	mfielding@sbisteel.com
	Attention:	Michael Fielding

with a copy to:	Wick Phillips Gould & Martin, LLP
2100 Ross Avenue, Suite 950
Dallas, Texas 75201
	Facsimile:	(214) 692-6255
	E-mail:	brad.mahanay@wickphillips.com
	Attention:	Bradley K. Mahanay

12.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

12.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or

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provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. With respect to any restrictive covenant set forth in Article VIII (each a “Restrictive Covenant”), if any court of competent jurisdiction determines that any Restrictive Covenant is unenforceable, Buyer and Seller stipulate that the Restrictive Covenant shall remain in full force and effect for the greatest time period, with respect to the broadest type of activities described, and in the greatest geographic area that would render it enforceable. Further, if any Restrictive Covenant is found to be unenforceable, Buyer and Seller shall fully cooperate to seek reformation of the Restrictive Covenant to be enforceable to the greatest extent permitted under Texas law. Buyer and Seller expressly stipulate that the obligations of Buyer and Seller provided herein are full and adequate consideration for the Restrictive Covenants, and for Buyer’s and Seller’s obligations under this Section.

12.6 Entire Agreement. This Agreement, the Confidentiality Agreement, and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

12.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided, however, that Buyer may assign or pledge any and all of its rights hereunder as security to any Person from which it has or will borrow money in connection with the Purchased Assets without the consent of Seller (and Seller shall not unreasonably withhold consent with respect to any other Person from which Buyer has or will borrow money). No assignment shall relieve the assigning party of any of its obligations hereunder.

12.8 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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12.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the state of Texas applicable to contracts executed in and to be performed entirely within such state. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Texas State court, or Federal court of the United States of America, sitting within the County of Harris in the State of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Texas State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Texas State or Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Texas State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for in the notices in Section 12.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10(b).

12.11 Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that

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any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that (a) the parties to this Agreement shall be entitled to obtain an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by each other party hereto under this Agreement, (b) the provisions set forth in Article X (Indemnification) (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s rights to specific enforcement, and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Buyer nor Seller would have entered into this Agreement. Each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 12.11 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. In the event that any signature is delivered via facsimile transmission or as an attachment to electronic mail, such signature shall create a valid and binding obligation of the party executing such counterpart, with the same force and effect as if such signature were an original thereof.

12.13 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any Liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other Legal Proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NORTHWEST PIPE COMPANY
an Oregon corporation

By
Name:
Title:

CENTRIC PIPE, LLC a Texas limited liability company

By
Name:
Title:

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